Exhibit 4.13
DESCRIPTION OF REGISTRANT’S SECURITIES
As of March 25, 2020, EP Energy Corporation (hereinafter, the “Company”) had one class of securities registered pursuant to Section 12 of the U.S. Securities Exchange Act of 1934, as amended: Class A Common Stock, $0.01 par value per share (the “Class A Common Stock”). The following summary includes a brief description of the Common Stock, as well as certain related additional information.
General. The Company has the authority to issue 550,000,000 shares of Class A Common Stock, 878,304 shares of Class B Common Stock, $0.01 par value per share (the “Class B Common Stock”), and 50,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”).
Voting Rights. The holders of Class A Common Stock are entitled to one vote per share of Class A Common Stock on each matter properly submitted to the stockholders on which the holders of shares of Class A Common Stock are entitled to vote. Subject to the director nomination rights described in that certain Stockholders Agreement, dated as of August 30, 2013, between the Company and the stockholders party thereto (as may be amended from time to time, the “Stockholders Agreement”) and the rights of holders of any series of Preferred Stock to elect directors under specified circumstances, at any annual or special meeting of the stockholders, holders of Class A Common Stock will have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. There is no cumulative voting.
Dividend Rights. All shares of Class A Common Stock will be entitled to share equally in any dividends that the board of directors (the “Board”) may declare from legally available sources, subject to the terms of any outstanding Preferred Stock and Class B Common Stock. Provisions of the Company’s debt agreements and other contracts, including requirements under the Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Stockholders Agreement, may impose restrictions on the Company’s ability to declare dividends with respect to the Class A Common Stock.
Liquidation Rights. Upon a liquidation or dissolution of the Company, whether voluntary or involuntary and subject to the rights of the holders of Class B Common Stock and any Preferred Stock, all shares of the Class A Common Stock will be entitled to share equally in the assets available for distribution to holders of Class A Common Stock after payment of all of the Company’s prior obligations, including any then-outstanding Preferred Stock.
Registration Rights. Pursuant to that certain Registration Rights Agreement, dated as of August 30, 2013, between the Company and the stockholders party thereto (the “Registration Rights Agreement”), the Company granted the direct and indirect holders of Class A Common Stock and their permitted transferees party thereto demand registration rights and/or incidental registration rights, in each case, with respect to certain shares of Class A Common Stock owned by them.
Sinking Fund Provisions; Redemption Provisions; Preemptive Rights. Pursuant to the Stockholders Agreement, certain of the direct and indirect holders of Class A Common Stock and their permitted transferees as of the effective time of the registration statement (the “Effective Time”) for the Company’s initial public offering (the “Legacy Class A Stockholders”) have, subject to certain exceptions, preemptive rights to acquire their pro rata portion of any future issuances of additional securities of the Company. Except as provided by the Stockholders Agreement with respect to the Legacy Class A Stockholders, the holders of the Class A Common Stock have no preemptive rights, and the Class A Common Stock is not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to the Class A Common Stock.
Preemptive Rights; Redemption or Sinking Fund Provisions. Except as provided by the Stockholders Agreement with respect to the Legacy Class A Stockholders, the holders of the Class A Common Stock have no preemptive rights, and the Class A Common Stock is not subject to further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Class A Common Stock.
Anti-Takeover Effects of the Certificate of Incorporation and Bylaws
Certain provisions of the Company’s Certificate of Incorporation, Amended and Restated Bylaws (the “Bylaws”), and the Stockholders Agreement summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.
“Blank Check” Preferred Stock. The Certificate of Incorporation provides that, for so long as For so long as the Legacy Class A Stockholders hold at least 25% of the Company’s outstanding Class A Common Stock and either Apollo Global Management, LLC (together with its subsidiaries, “Apollo”) or or Riverstone Holdings LLC (together with its subsidiaries, “Riverstone”) are entitled to designate at least one director pursuant to the Stockholders Agreement (the "Negative Control Condition") is satisfied, the Board may by the approval by a majority of the Board, which majority includes (i) at least one director designated to the Board by Apollo and (ii) at least one director designated to the Board by one of Access Industries (“Access”) or Korea National Oil Corporation (“KNOC”, and together with Apollo, Riverstone and Access, the “Sponsors”) or one replacement director designated to the Board by a vote of the Legacy Class A Stockholders holding a majority in interest of the outstanding Class A Common Stock then held by the Legacy Class A Stockholders (a “Replacement Director”) in the event a Sponsor has lost its right to designate its applicable director and the Legacy Class A Stockholders hold at least 50% of the outstanding Class A Common Stock (“Special Board Approval”), and in the event the Negative Control Condition is no longer satisfied, the Board may by a majority vote, issue shares of Preferred Stock. Preferred Stock could be issued by the Board to increase the number of outstanding shares making a takeover more difficult and expensive.
No Cumulative Voting. The Certificate of Incorporation provides that stockholders do not have the right to cumulative votes in the election of directors.
Removal of Directors; Vacancies. Each of the Sponsors, for so long as it beneficially owns certain percentages of their current ownership of Class A Common Stock as of the Effective Time, will have the right to designate a certain number of directors, and each Legacy Class A Stockholder has agreed to vote its shares of Class A Common Stock in favor of such designee. Each of the Sponsors shall have the sole right to remove any director designated by it, with or without cause, and to fill any vacancy caused by the removal of any such director. If any Sponsor has lost its right to designate the applicable director nominee and the Legacy Class A Stockholders hold more than 50% of the outstanding Class A Common Stock, the Legacy Class A Stockholders will have the right to designate a Replacement Director by a vote of the Legacy Class A Stockholders holding a majority-in-interest of the outstanding Class A Common Stock then held by the Legacy Class A Stockholders. For so long as the Sponsors or a majority-in-interest of the Legacy Class A Stockholders, as applicable, have the right to designate directors, the governance and nominating committee of the Board shall only nominate a director after consulting with the Sponsor or majority-in-interest of the Legacy Class A Stockholders, as applicable, that is entitled to designate such director. Subject to the exceptions described above, directors may be removed only for cause, and only by the affirmative vote of the holders of Class A Stock that together hold at least two-thirds of the voting power entitled to vote in any annual election of directors or class of directors; provided, however, that for so long as the Legacy Class A Stockholders beneficially own more than 50% of the outstanding Class A Common Stock, directors may be removed only for cause, and only by the affirmative vote of the holders of Class A Stock that together hold at least a majority of the voting power entitled to vote in any annual election of directors or class of directors.
Stockholder Action by Written Consent. The Certificate of Incorporation provides that for so long as the Legacy Class A Stockholders beneficially own more than 50% of the outstanding shares of Class A Common Stock, any action required to be or that may be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if and only if a consent in writing, setting forth the action so taken, shall be signed by the stockholders having not less than the minimum number of votes necessary to take such action.
Classified Board. The Certificate of Incorporation, Bylaws and Stockholders Agreement provide that the Board has three classes of directors:

•	Class I consists of two directors designated by Apollo, one director designated by Riverstone and one independent director designated by Apollo, each of whom serves an initial one-year term;

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Class II consists of one director designated by Apollo, one director designated by KNOC, one director designated by Access and one independent director designated by Riverstone, each of whom serves an initial two-year term; and

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Class III consists of two directors designated by Apollo, one director designated by Riverstone, one independent director designated by Apollo and the Chief Executive Officer, each of whom serves an initial three-year term.

For so long as the Negative Control Condition is satisfied, the number of directors on the Board may be fixed only by Special Board Approval. If the Negative Control Condition is no longer satisfied, the number of directors on the Board may be fixed by a majority of the Board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice generally must be delivered to and received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting; provided, that, in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 60 days after, the anniversary of the preceding year's annual meeting of the Company’s stockholders, a stockholder's notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. The Company’s Bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.
Special Meetings of Stockholders. Subject to the rights of the Preferred Stock, special meetings of stockholders may be called only by a majority of the Board pursuant to a resolution approved by the Board and business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice of such special meeting.
Special Board Approval. For so long as the Negative Control Condition is satisfied, certain significant business decisions require Special Board Approval, including the issuance of Preferred Stock.
Limitation of Officer and Director Liability and Indemnification Arrangements. The Certificate of Incorporation limits the liability of the directors to the maximum extent permitted by Delaware law. However, if Delaware law is amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the directors will be limited or eliminated to the fullest extent permitted by Delaware law, as so amended. The Certificate of Incorporation provides that the Company will, from time to time, to the fullest extent permitted by law, indemnify its directors, officers and Board observers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. The Company also will indemnify any person who, at the Company’s request, is or was serving as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company. The Company has entered into separate indemnification agreements with each of the Company’s directors and executive officers, which may be broader than the specific indemnification provisions contained in Delaware law.
Delaware Anti-Takeover Law. The Company has elected to be exempt from the restrictions imposed under Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”). Section 203 of the DGCL provides that, subject to exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any "business combination," including general mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder becomes an interested stockholder.
Amendment of the Certificate of Incorporation. For so long as the Negative Control Condition is satisfied, the Certificate of Incorporation may be amended with a Special Board Approval and the affirmative vote of holders of at least 80% of the outstanding shares of Class A Common Stock entitled to vote thereon. If the Negative Control Condition is no longer satisfied, the Certificate of Incorporation may be amended by the affirmative vote of at least 90% of the outstanding shares of Class A Common Stock entitled to vote thereon and by the vote of the holders of a majority of the Board.
The Stockholders Agreement further provides that each of the Legacy Stockholders will not vote to amend or modify any provision of the Certificate of Incorporation in a manner that would disproportionally and materially adversely affect the interests of any Legacy Stockholder (in relation to any other Legacy Stockholder after taking into account the rights of such Legacy Stockholder) without the written approval of such Legacy Stockholder. Further, the Stockholders Agreement provides that the Legacy Stockholders will vote and take all other necessary actions to ensure that the Certificate of

Incorporation does not conflict with the Stockholders Agreement and to give effect to the provisions of the Stockholders Agreement.
Amendment of the Bylaws. For so long as the Negative Control Condition is satisfied, the Bylaws may be amended with a Special Board Approval and the affirmative vote of holders of at least 80% of the outstanding shares of Class A Common Stock entitled to vote thereon. If the Negative Control Condition is no longer satisfied, the Bylaws may be amended by the affirmative vote of at least 90% of the outstanding shares of Class A Common Stock entitled to vote thereon and by the vote of the holders of a majority of the Board.
The Stockholders Agreement further provides that each of the Legacy Stockholders will not vote to amend or modify any provision of the Bylaws in a manner that would disproportionally and materially adversely affect the interests of any Legacy Stockholder (in relation to any other Legacy Stockholder after taking into account the rights of such Legacy Stockholder) without the written approval of such Legacy Stockholder. Further, the Stockholders Agreement provides that the Legacy Stockholders will vote and take all other necessary actions to ensure that the Bylaws do not conflict with the Stockholders Agreement and to give effect to the provisions of the Stockholders Agreement.
Corporate Opportunity. Under the Certificate of Incorporation, to the extent permitted by law:

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any Legacy Class A Stockholder or any director who is also, without limitation, an employee, partner, officer or director of a Legacy Class A Stockholder or any of their affiliates (each, a "Covered Person") has the right to, and has no duty to abstain from, exercising such right to, conduct business with any business that is competitive or in the same line of business as the Company, do business with any of the Company’s clients or customers, or invest or own any interest publicly or privately in, or develop a business relationship with, any business that is competitive or in the same line of business as the Company;

•	if a Covered Person acquires knowledge of a potential transaction that could be a corporate opportunity, he has no duty to offer such corporate opportunity to the Company; and

•	the Company has renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities.

The Stockholders Agreement
The Company entered into the Stockholders Agreement with the Legacy Class A Stockholders and the holder of the Class B Common Stock and its permitted transferees (the "Legacy Class B Stockholder") in connection with the reorganization that occurred on August 30, 2013. The Stockholders Agreement contains, among other things, the agreement among the stockholders to restrict their ability to transfer the stock of the Company as well as rights of first refusal, tag-along rights and drag-along rights. Pursuant to the Stockholders Agreement, certain of the Legacy Class A Stockholders have, subject to certain exceptions, preemptive rights to acquire their pro rata portion of any future issuances of additional securities of EP Energy. The Stockholders Agreement also permits the Company to repurchase Class A Common Stock and Class B Common Stock beneficially owned by management, and allows such beneficially owned shares to be forfeited, under certain conditions.
Preemptive Rights. Each Legacy Class A Stockholder has the right to purchase its pro rata share of any new shares of Class A Common Stock or any other equity or debt securities that the Company may propose to sell and issue. Legacy Class A Stockholders will not have preemptive rights with respect to the following issuances of securities by the Company: (i) any issuance of securities upon the exercise of options, warrants, debentures or other convertible securities outstanding as of August 30, 2013 or issued after August 30, 2013 in a transaction that complies with the preemptive rights provisions of the Stockholders Agreement, (ii) any issuance of securities to the Company’s officers, employees, managers or consultants pursuant to such person's employment or consulting arrangements with us, (iii) any issuance of securities as part of (a) any direct or indirect consolidation, business combination or other acquisition transaction or (b) any joint venture or strategic partnership entered into primarily for purposes other than raising capital, in each case, to the extent approved by a majority of directors on the Board, other than those directors that are a party, or affiliated with a party, to such transaction or have otherwise been designated by a Legacy Class A Stockholder that is a party to such transaction, (iv) any issuance of securities in connection with any share split, share dividend or similar distribution or recapitalization, (v) any issuance of securities pursuant to a registered public offering or in connection with an initial public offering, (vi) any issuance of shares of Class A Common Stock in exchange for shares of Class B Common Stock, and (vii) the issuance of 70,000 shares of Class B Common Stock to EPE Employee Holdings II, LLC contemplated by the Stockholders Agreement. These preemptive rights will terminate upon the earlier of a Qualified Offering (as defined in the Stockholders Agreement) and a change of control of the Company.
Composition of the Board. The Stockholders Agreement also provides the Sponsors with certain rights with respect to the designation of directors to serve on the Board. The Board is currently comprised of 13 directors, (i) five designated by Apollo, (ii) two designated by Riverstone, (iii) one designated by Access, (iv) one designated by KNOC, (vi) the chief executive officer and (vii) three independent directors. Pursuant to the Stockholders Agreement, Apollo has the right to designate any director as the Chairman of the Board. The three independent directors are "independent" of the Company, the Legacy Stockholders and their affiliates under the rules of the NYSE.
As ownership in the Company by a Sponsor decreases, the Stockholders Agreement provides for the reduction in the number of directors such Sponsor may designate. The tables below state the number of director(s) that each Sponsor may designate to the Board pursuant to the Stockholders Agreement based on such Sponsor's ownership of Class A Common Stock, in each case, expressed as a percentage of its ownership of Class A Common Stock as of the Effective Time (e.g., 75% means that the Sponsor holds 75% of the Class A Common Stock that it held as of the Effective Time).

Apollo Ownership	Non-Independent Directors	Independent Directors
At least 75%	5	2
Between 50% and 75%	4	2
Between 25% and 50%	2	1
Between 10% and 25%	1	0
Less than 10%	0	0

Riverstone Ownership	Non-Independent Directors	Independent Directors
50%	2	1
Between 20% and 50%	0	1
Less than 20%	0	0

Access Ownership	Non-Independent Directors	Independent Directors
At least 50%	1	0
Less than 50%	0	0

KNOC Ownership	Non-Independent Directors	Independent Directors
At least 50%	1	0
Less than 50%	0	0

A director that is designated by any Sponsor pursuant to the Stockholders Agreement may be removed and replaced at any time and for any reason (or for no reason) only at the direction and upon the approval of such Sponsor for so long as such Sponsor has the right to designate the applicable director. The replacement of any director will be designated by the Sponsor that designated any such vacant seat unless such Sponsor has lost its right to designate the applicable director pursuant to the above. If the Sponsor has lost its right to designate the applicable director and the Legacy Class A Stockholders hold at least 50% of the outstanding Class A Common Stock, the Legacy Class A Stockholders will have the right to designate a Replacement Director; provided, that such Replacement Director is "independent" of us, the Legacy Stockholders and their affiliates under the rules of the NYSE.
Composition of Board Committees. The Stockholders Agreement also provides that for so long as each Sponsor has the right to designate a director or an observer to the Board (as described below), the Company will cause any committee of the Board to include in its membership such number of members that are consistent with, and reflects, the right of each Sponsor to designate directors or observers to the Board, except to the extent that such membership would violate applicable securities laws or stock exchange or stock market rules. The members of any committee can exclude any board observer from any committee meeting to protect attorney-client privilege, in connection with a conflict of interest, or for any other reason with the consent of the Legacy Class A Stockholder that appointed the board observer, which consent cannot be unreasonably withheld, conditioned or delayed. In addition, for so long as the Negative Control Condition is satisfied, the delegation of power to a committee of the Board will be consistent with and will not circumvent the consent rights described under "—Consent Rights." The Board may not designate an executive committee.
Board Observers. The Stockholders Agreement provides certain Sponsors and Legacy Class A Stockholders with certain rights with respect to the designation of observers to the Board. Each observer generally may attend the meetings of the Board as an observer (and not as a director) and receive the same information given to directors of the Board. No observer has a vote on the Board. The members of the board can exclude any board observer from any board meeting to protect attorney-client privilege, in connection with a conflict of interest, or for any other reason with the consent of the Legacy Class A Stockholder that appointed the board observer, which consent cannot be unreasonably withheld, conditioned or delayed. The tables below state the number of board observers that each Sponsor (other than Apollo which has no such right) and other significant Legacy Class A Stockholders may designate pursuant to the Stockholders Agreement based on such Legacy Class A Stockholder's ownership of Class A Common Stock, in each case, expressed as a percentage of its ownership of Class A Common Stock as of the Effective Time (e.g., 50% means that the Legacy Class A Stockholder holds 50% of the Class A Common Stock that it held as of the Effective Time).

Riverstone Ownership	Board Observer
Between 20% and 50%	2
Less than 20%	0

Access Ownership	Board Observer
Between 20% and 50%	1
Less than 20%	0

KNOC Ownership	Board Observer
Between 20% and 50%	1
Less than 20%	0

Other Significant Legacy Class A Stockholders	Board Observer
Between 20% and 50%	1
Less than 20%	0

Consent Rights. The Stockholders Agreement also provides that for so long as the Negative Control Condition is satisfied, Special Board Approval is required for certain of the significant business decisions, including each of the following:

•	change the size or composition of the Board;

•	any fundamental changes to the nature of the Company’s business as of the date of the Stockholders Agreement;

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the Company’s or any of its subsidiaries' entry into any voluntary liquidation, dissolution or commencement of bankruptcy or insolvency proceedings, the adoption of a plan with respect to any of the foregoing or the decision not to oppose any similar proceeding commenced by a third party;

•	the consummation of a change of control (including a drag-along sale);

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consummating any material acquisition or disposition by us of the assets or equity interests of any other entity involving consideration payable or receivable by us in excess of $100 million in the aggregate in any single transaction or series of transactions during any twelve-month period;

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any redemption, repurchase or other acquisition by us of the Company’s equity securities, other than (i) a redemption, repurchase or forfeiture of Class A Common Stock or Class B Common Stock held by EPE Management Investors, LLC and the Legacy Class B Stockholder, respectively, (ii) pursuant to a pro rata offer to all Legacy Stockholders or (iii) pursuant to the exercise of the right of first refusal, in each case, pursuant to the Stockholders Agreement;

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incurring any indebtedness by us (including through capital leases, the issuance of debt securities or the guarantee of indebtedness of another entity) in excess of $250 million or that would otherwise result in us having a leverage ratio of 2.5 to 1.0 or greater;

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hiring or firing the Company’s chief executive officer, chief financial officer or any other member of senior management or approving the compensation arrangements of the Company’s chief executive officer, chief financial officer or any other member of senior management (subject to the prior approval of the Compensation Committee of the Board), in accordance with all applicable governance rules;

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any payment or declaration of any dividend or other distribution on any of the Company’s equity securities or entering into a recapitalization transaction the primary purpose of which is to pay a dividend, other than intra-company dividends among us and the Company’s subsidiaries;

•	approval of the Company’s annual budget;

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any authorization, creation (by way of reclassification, merger, consolidation or otherwise) or issuance of any of the Company’s or its subsidiaries' equity securities of any kind (other than any issuance of shares of Class B Common Stock to EPE Employee Holdings II or pursuant to any equity compensation plan of the Company approved by the Compensation Committee, the issuance of equity of a subsidiary of the Company to the Company or one of its wholly owned subsidiaries or a Class B Exchange (as defined in the Stockholders Agreement)), including any designation of the rights (including special voting rights) of one or more classes of the Company’s preferred stock;

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entry by the Company or any of its subsidiaries into any agreement that would restrict any Legacy Class A Stockholders (or any of their affiliates) from entering into or continuing to operate in any line of business or in any geographic area;

•	changing any of the Company’s significant accounting policies, except as required by GAAP;

•	settle, compromise or initiate any material litigation;

•	any adoption, approval or issuance of any "poison pill" or similar rights plan or any amendment of such plan after the adoption thereof has received Special Board Approval;

•	any amendment, modification or waiver of the Stockholders Agreement;

•	any amendment, modification or waiver of the Certificate of Incorporation or Bylaws; and

•	the creation by us of a non-wholly owned subsidiary, other than any non-wholly owned subsidiary that is an operating joint venture entered into by us in the ordinary course of business.
Amendment. The Stockholders Agreement may be amended by a Special Board Approval and the affirmative vote of the Legacy Class A Stockholders holding at least two-thirds of the shares of Class A Common Stock held by the Legacy Class A Stockholders. Further, the Stockholders Agreement may not be amended in a manner that would disproportionally and materially adversely affect the interests of any Legacy Stockholder (in relation to any other Legacy Stockholder after taking into account the rights of such Legacy Stockholder) without the written approval of such Legacy Stockholder.

Other Provisions. The Stockholders Agreement further provides that each of the Legacy Stockholders will not vote to amend or modify any provision of the Certificate of Incorporation or Bylaws in a manner that would disproportionally and materially adversely affect the interests of any Legacy Stockholder (in relation to any other Legacy Stockholder after taking into account the rights of such Legacy Stockholder) without the written approval of such Legacy Stockholder. Further, the Stockholders Agreement provides that the Legacy Stockholders will vote and take all other necessary actions to ensure that the Certificate of Incorporation or Bylaws do not conflict with the Stockholders Agreement and to give effect to the provisions of the Stockholders Agreement.
Registration Rights Agreement
The Company entered into the Registration Rights Agreement with the Sponsors and the other Legacy Class A Stockholders in connection with the reorganization that occurred on August 30, 2013. Pursuant to the Registration Rights Agreement, the Company granted the Sponsors and the other Legacy Class A Stockholders the right, under certain circumstances and subject to certain restrictions, to require the Company to register under the Securities Act the shares of Class A Common Stock that are held or acquired by them.
The foregoing summary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Certificate of Incorporation and Bylaws. For additional information we encourage you to read the Certificate of Incorporation and Bylaws, including amendments, all of which are exhibits to the Company’s Annual Report on Form 10-K, and applicable provisions of the DGCL.